Exhibit 1(a)(78)

THE GLENMEDE FUND, INC.

ARTICLES OF AMENDMENT

The Glenmede Fund, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by adding a new Section 6 to Article Fifth to read as follows:

6. Two or more classes of Common Stock together representing interests in a common investment portfolio shall constitute a “series” or “portfolio” of Common Stock as set forth in the charter of the Corporation. A single class of Common Stock representing interests in a distinct investment portfolio may also be referred to as a “series” or “portfolio.”

SECOND: The Charter is hereby further amended by deleting Section 3 of Article Seventh and inserting a new Section 3 to read as follows:

3. The Board of Directors may cause the Corporation to redeem at net asset value all or any proportion of the outstanding shares of any series or class of Common Stock from a holder (a) upon such conditions with respect to the maintenance of stockholder accounts of a minimum amount as may from time to time be established by the Board of Directors in its sole discretion or (b) upon such conditions established by the Board of Directors in its sole discretion, for any other purpose, including, without limitation, a reorganization or liquidation of the Corporation or any series or class of Common Stock. Payment for shares of Common Stock redeemed at the option of the Corporation may be made wholly or partly in cash or portfolio securities of the Corporation and, in the case of a reorganization, wholly or partly in cash or equity interests in another legal entity, and the form of payment may vary among the holders of any series or class of Common Stock in the discretion of the Board of Directors.

THIRD: The Charter is hereby further amended by adding a new Section 4 to Article Seventh to read as follows:

4. All shares of Common Stock now or hereafter authorized shall be available for purchase, and subject to redemption and redeemable at the option of the holder thereof, in accordance with and pursuant to procedures or methods prescribed or approved by the Board of Directors and, in the case of any series or class of Common Stock now or hereafter authorized, if so determined by the Board of Directors, shall be available for sale or redeemable only in aggregations of such number of shares and on such days as may be determined by, or determined pursuant to procedures or methods prescribed by or approved by, the Board of Directors from time to time with respect to such series or class. The number of shares comprising an aggregation for purposes of redemption or repurchase, as determined from time to time with respect to any series or class, shall be referred to herein as a “Creation Unit” and collectively, as “Creation Units.” The Board determination that shares shall be issued and redeemed only in Creation Units may apply to one or more classes of a series. The declaration dates and payment dates with respect to dividends and other distributions may vary among the classes of a series, including without limitation, with respect to a class issued and redeemed only in Creation Units.

The Board of Directors shall have the unrestricted power to alter the number of shares constituting a Creation Unit for any series or class of Common Stock by resolutions adopted by the Board of Directors at any time. Each holder of a Creation Unit of a series of class, upon request to the Corporation accompanied by surrender of the appropriate stock certificate or certificates in proper form for transfer if certificates have been issued to such holder, or in accordance with such other procedures as may from time to time be in effect if certificates have not been issued, shall be entitled to require the Corporation to redeem all or any number of such holder’s shares of Common Stock standing in the name of such holder on the books of the Corporation, but in the case of shares of any series or class as to which the Board of Directors has determined that such shares shall be redeemed only in Creation Units, only in such Creation Units of shares of such series or class as the Board of Directors may determine from time to time in accordance with this section, at a redemption price per share equal to an amount determined by the Board of Directors in accordance with any applicable laws and regulations; provided that (a) such amount shall not exceed the net asset value per share determined in accordance with the charter of the Corporation, and (b) if so authorized by the Board of Directors, the Corporation may, at any time and from time to time, charge fees for effecting such redemption or repurchase, at such rate or rates as the Board of Directors may establish, as and to the extent permitted under the Investment Company Act of 1940. Such rates may vary depending on the type of redemption or repurchase in question (e.g., a redemption or repurchase for cash as opposed to a redemption or repurchase for portfolio securities). If so authorized by the Board of Directors, the Corporation may, at any time and from time to time, charge fees for effecting a purchase of Creation Units, at such rate or rates as the Board of Directors may establish, as and to the extent permitted under the Investment Company Act of 1940. Such rates may vary depending on the type of purchase in question, such as a purchase for cash as opposed to a purchase in exchange for portfolio securities. The purchase or redemption price for shares may be payable in cash, securities, property or a combination thereof, as determined by or at the direction of the Board of Directors from time to time, whether the shares are redeemed in a Creation Unit or not.

Notwithstanding any other provision of the charter of the Corporation, the Board of Directors of the Corporation may suspend the right of the holders of Creation Units of shares of any series or class of Common Stock to require the Corporation to redeem such shares (or may suspend any voluntary repurchase of such shares pursuant to the provisions of the charter of the Corporation) or postpone the date of payment of satisfaction upon redemption of such shares during any national financial emergency.

FOURTH: The foregoing amendments to the Charter were approved by a majority of the entire Board of Directors of the Corporation and are limited to changes expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

FIFTH: These Articles of Amendment shall become effective upon the acceptance of these Articles for record by the State Department of Assessments and Taxation of Maryland.

SIXTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on this 28th day of August, 2026.

ATTEST:	THE GLENMEDE FUND, INC.

/s/ Joshua M. Lindauer	/s/ Elizabeth A. Eldridge
Joshua M. Lindauer	Elizabeth A. Eldridge
Secretary	President